Exhibit 4.02

CUSIP NO. 52517PU41
ISIN NO. US52517PU410

REGISTERED	PRINCIPAL AMOUNT: $16,000,000
No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

FX- AND INDEX-LINKED NOTE
DUE MARCH 30, 2009

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Unless and until it is exchanged in whole or in part for Notes in certificated form (a “Certificated Note”), this Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, on the Maturity Date, an amount equal to the Redemption Amount.

The “Maturity Date” is March 30, 2009, or if such day is not a Business Day, on the next following Business Day.

The “Redemption Amount” is the amount equal to the sum of the principal amount of the Notes plus the Additional Amount, if any.

The “Additional Amount” is a single U.S. Dollar amount equal the principal amount of the Notes multiplied by the Basket Value, provided that the minimum Additional Amount payable on the Notes shall be zero.

The “Reference Currency” is the Japanese Yen (JPY).

The “Reference Index” is the Nikkei 225SM Index, which is compiled and calculated by the Index Sponsor.

The “Basket Value” is the sum of the Weighted Currency Return plus the Weighted Index Return.

The “Reference Exchange Rate” is the spot exchange rate for the Reference Currency quoted against the U.S. Dollar (USD) expressed as the number of JPY per one USD.

The “Weighted Currency Return” is the product of the Currency Weight times the Currency Return.

The “Currency Weight” is 50%.

The “Currency Return” is a quotient, the numerator of which is the difference of the Initial Currency Rate minus the Final Currency Rate and the denominator of which is the Initial Currency Rate.

The “Initial Currency Rate” is 118.07, the Reference Exchange Rate on the Trade Date, observed in accordance with the Settlement Rate Option.

The “Final Currency Rate” is the Reference Exchange Rate on the Valuation Date, observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event).

The “Weighted Index Return” is the product of the Index Weight times the Index Return.

The “Index Weight” is 50%.

The “Index Return” is a quotient, the numerator of which is the difference of the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level.

The “Index Level” is the daily closing level of the Reference Index, as determined and published by the Index Sponsor (subject to the occurrence of a Disruption Event).

The “Initial Index Level” is 17,365.05, the Index Level on the Trade Date.

The “Final Index Level” is the Index Level on the Valuation Date (subject to the occurrence of a Disruption Event).

The “Index Sponsor” is Nikkei Inc. (NKS).

The “Trade Date” is March 27, 2007.

A “Valuation Business Day” is any day that is both (a) a Currency Business Day for the Reference Currency and (b) a Scheduled Trading Day for the Reference Index.

A “Currency Business Day” is, for the Reference Currency, any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed (including for dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York City.

A “Scheduled Trading Day” is, for the Reference Index, any day on which the Nikkei 225 SM Index (or any successor index) is published by Nikkei Inc. (or the publisher of such successor index) or otherwise determined by the Calculation Agent.

The “Valuation Date” is March 24, 2009; provided that, upon the occurrence of a Disruption Event with respect to the Reference Currency or the Reference Index, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

If the Calculation Agent determines that a Disruption Event relating to either or both of the Reference Currency and/or the Reference Index is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Value using:

•                                          if either the Reference Currency or the Reference Index did not suffer a Disruption Event on the scheduled Valuation Date, the Final Currency Rate or Final Index Level, as applicable, on the scheduled Valuation Date, and

•                                          if either or both of the Reference Currency and/or the Reference Index did suffer a Disruption Event on the scheduled Valuation Date, the Final Currency Rate and/or the Final Index Level, as the case may be on the immediately succeeding Scheduled Currency Business Day or Scheduled Trading Day, as applicable, on which no Disruption Event occurs or is continuing with respect to the Reference Currency and/or the Reference Index;

provided, however that if a Disruption Event has occurred or is continuing with respect to either or both of the Reference Currency and/or the Reference Index on each of the three Scheduled Currency Business Days or Scheduled Trading Days, as applicable, following the scheduled Valuation Date, then (a) such third Scheduled Currency Business Day or Scheduled Trading Day, as applicable, shall be deemed the Valuation Date for the affected

Reference Currency or Reference Index, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of the Reference Currency, the Final Currency Rate in accordance with Fallback Rate Observation Methodology or (b) in the case of the Reference Index, its good faith estimate of the Final Index Level, based on the last available Index Level and any other information that in good faith it deems relevant.

A “Disruption Event” means, for the Reference Currency, a Currency Disruption Event and, for the Reference Index, an Index Disruption Event.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)                              the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of JPY into USD through customary legal channels; or (y) the delivery of USD from accounts inside Japan to accounts outside Japan;

(B)                                the occurrence of any event causing the Reference Exchange Rate to be split into dual or multiple currency exchange rates; or

(C)                                the Final Currency Rate being unavailable, or the occurrence of an event (i) in Japan that materially disrupts the market for JPY or (ii)  that generally makes it impossible to obtain the Final Currency Rate, on the scheduled Valuation Date.

For purposes of the above, “Scheduled Currency Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Currency Business Day.

An “Index Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)                              a suspension, absence or material limitation imposed on trading of stocks then constituting 20% or more of the Reference Index or any successor index, on the relevant exchanges for such securities at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange;

(B)                                a material suspension, absence or material limitation imposed on, trading on any major securities exchange for trading in futures or options contracts or exchange traded funds relating to the Reference Index or any successor index at any time during the one-hour period preceding the close of, the principal trading session on such exchange;

(C)                                a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Reference Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(D)                               a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether an Index Disruption Event exists at any time, if trading in a security included in the Reference Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Reference Index shall be based on a comparison of:

(1)                                  the portion of the level of the Reference Index attributable to that security relative to

(2)           the overall level of the Reference Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether an Index Disruption Event has occurred:

(w)                               a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

(x)                                   limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(y)                                 a suspension of trading in futures or options contracts on the Reference Index by the primary securities market trading in such contracts by reason of:

o              a price change exceeding limits set by such exchange or market,

o              an imbalance of orders relating to such contracts, or

o              a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Index; and

(z)                                   a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Reference Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

The Index Sponsor has no obligation to continue to publish the Reference Index, and may discontinue publication of the Reference Index at any time in its sole discretion. If the Index Sponsor discontinues publication of the Reference Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Reference Index (such index being referred to herein as a “Nikkei 225 successor index”), then any Index Level will be determined by reference to the level of such Nikkei 225 successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225 successor index on the Valuation Date.

If the Index Sponsor discontinues publication of the Reference Index prior to, and such discontinuation is continuing on, the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Nikkei 225 successor index is available at such time, or the Calculation Agent has previously selected a Nikkei 225 successor index and publication of such Nikkei 225 successor index is discontinued prior to, and such discontinuation is continuing on, the Valuation Date, or if the Index Sponsor (or the publisher of any Nikkei 225 successor index) fails to calculate and publish a closing level for the Reference Index (or any Nikkei 225 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Index Level for such date. The Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Reference Index or Nikkei 225 successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Reference Index or Nikkei 225 successor index, as applicable.

“Closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.

The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

The “Settlement Rate Option” for the JPY is the Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two Business Days reported by the Federal Reserve Bank of New York, which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10:00 a.m. New York time on the Valuation Date.

The screen or time of observation indicated in relation to the Settlement Rate Option above shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto.

The “Fallback Rate Observation Methodology” means that the reference exchange rate, Settlement Rate or other rate, as specified in the applicable pricing supplement, in respect of a reference currency will equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”) on the relevant Valuation Date or such other date specified in the applicable pricing supplement. If the Noon Buying Rate is not announced on that date, the Reference Exchange Rate, Settlement Rate or other rate for such Reference Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Valuation Business

Day next succeeding the Valuation Date or such other date specified in the applicable pricing supplement, for the purchase or sale for deposits in the reference currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Reference Exchange Rate, Settlement Rate or other rate, as applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two Reference Banks (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the Reference Currency. If these spot quotations are available from only one Reference Bank, then the Calculation Agent, in its sole discretion, will determine whether that quotation is reasonable to be used. If no spot quotation is available, then the Reference Exchange Rate, Settlement Rate or other rate, as applicable, for such Reference Currency will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

The “Calculation Agent” means Lehman Brothers Inc.

Except as provided below, the Redemption Amount may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of the Redemption Amount will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  March 30, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

	By:	/s/ James J. Killerlane III
Name: James J. Killerland III
Title: Vice President

	Attest:	/s/ Aaron Guth
Name: Aaron Guth
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX- AND INDEX-LINKED NOTE
DUE MARCH 30, 2009

Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, FX- and Index-Linked Note (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Additional Amount or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Additional Amount or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Additional Amount or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Additional Amount or the principal amount on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form, without coupons.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $1,000 or whole multiples of $1,000, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Start Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Start Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Additional Amount or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.